Exhibit 10.1
SEPARATION AND RELEASE AGREEMENT
     This Separation Agreement and Release (“Agreement”) is entered into as of this       day of                      2009, hereinafter “Execution Date,” by and between Feroze Motafram (hereinafter “Employee”) and Cardiac Science Corporation, a Delaware corporation (hereinafter the “Company”). Employee and the Company are sometimes collectively referred to as the “Parties.”
     1. Employee is currently employed by the Company as Vice President of Operations. Effective August 27, 2009 (hereinafter the Separation date), Employee will cease to serve as an employee of the Company, at which time Employee’s relationship with the Company shall terminate. The parties have agreed to avoid and resolve any alleged existing or potential disagreements between them arising out of or connected with Employee’s employment with the Company. The Company and Employee expressly disclaim any wrongdoing or any liability to each other.
     2. The Company agrees to provide Employee the following separation benefits, commencing after the expiration of the seven-day revocation period described in Paragraph 13 upon which the Agreement becomes effective (hereinafter “Effective Date”), provided Employee has not revoked this Agreement as described therein:
a)	A lump-sum payment of severance benefits equal to Fifty Two (52) weeks of regular bi-weekly salary, totaling Two Hundred Twenty Thousand, Five Hundred Dollars ($220,500), shall be paid to Employee after the Effective Date but no later than 60 days following Employee’s Separation Date. Such lump-sum payment shall be subject to payroll deductions and income tax withholding as required by law.

b)	A lump sum payment of Twenty Seven Thousand Seven Hundred Twenty Dollars and Fifty Cents ($27,720.50) shall be paid to the Employee after the Effective Date but no later than 60 days following Employee’s separation Date.

c)	Stock options will continue to vest through Employee’s Separation Date. Following the Separation Date, Employee has ninety (90) days to exercise vested stock options.

d)	Executive Outplacement Services for 6 months from a mutually agreed upon firm.
     3. As of the Separation Date the Company will pay Employee all accrued and unused vacation, less employee withholding for income tax purposes, on the customary payroll date following the Separation Date. The company further agrees not to contest any unemployment compensation claim Employee may make as a result of termination of employment.
     4. Employee specifically acknowledges and agrees that with the exception of payment of accrued and unused vacation, this consideration exceeds the amount he would otherwise be entitled to receive upon termination of his employment and that these payments and other benefits are in exchange for entering into this Agreement. Employee agrees that he will not at any time seek consideration from the Company other than what is set forth in this Agreement. Employee specifically acknowledges and agrees that the Company has made no representations to him regarding the tax consequences of any amounts received by him or for his benefit pursuant to this Agreement. In consideration for the mutual promises and agreements contained herein, and for other valuable consideration, Employee agrees to pay all federal or state taxes, if any, which are required by law to be paid with respect to this Agreement, save and except those amounts withheld by the Company in satisfaction of such taxes as provided in Paragraphs 2 and/or 3 above. Employee further agrees to indemnify and hold the Company, its predecessors, officers, directors, employees, attorneys, representatives, successors and assigns harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against the Company, or any of the foregoing persons or entities, for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal or state tax laws, and any costs, expenses or damages sustained by them by reason of any such claims, including any amounts paid by the Company, its predecessors,

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officers, directors, employees, attorneys, representatives, successors and assigns as taxes, attorneys’ fees, deficiencies, levies, assessments, fines, penalties, interest or otherwise.
     5. Employee represents that he has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges arising from or relating to employment with, or termination of employment from, the Company. Notwithstanding the provisions of any law stating that a general release does not extend to claims which the creditor does not know of or suspect to exist in his favor at the time of executing the release and except as set forth in this section, Employee agrees to release the Company, its Board of Directors, officers, employees, agents and assigns, from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Employee now has or has ever had against the Company, whether known or unknown, arising from or relating to Employee’s employment with or discharge from the Company, including but not limited to: wrongful or tortious termination, specifically including actual or constructive termination in violation of public policy; implied or express employment contracts and/or estoppels; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Employee may have under the Fair Labor Standards Act, Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 as amended, the Family and Medical Leave Act, the Wisconsin Family and Medial Leave Act, the Wisconsin Minimum Wage Laws, Wisconsin Labor Standards Retaliation Law, Wisconsin “Whistleblower Law”, and the Wisconsin Fair Employment Act, any and all claims brought under any applicable state or local employment discrimination or other statutes; any claims brought under any federal or state statute or regulation for non-payment of wages or other compensation (including bonuses due after the Separation Date), and libel, slander, or breach of contract other than the breach of this Agreement. This release specifically excludes a) claims, charges, complaints, causes of action or demands of whatever kind or nature that post-date the Separation Date or the Effective Date, whichever is later, and that are based on factual allegations that do not arise from or relate to Employee’s present employment with or discharge from the Company; b) all obligations under this Agreement; c) all rights of coverage, if any, Employee may have under any officers and directors liability policy covering Employee’s work as an officer on behalf of the Company; d) all Employee’s rights, if any, of contribution and indemnification in the event of any third party claim relating to actions or omissions of Employee performed in the course and scope of Employee’s employment with Company; e) all continuing obligations of Company under any employee benefit plan and under COBRA.
     6. Subject to certain exceptions noted below and elsewhere within this Agreement, on the Separation Date, Employee represents and warrants that he has returned to the Company all Company documents (and copies thereof) and other Company property that Employee may in his possession or control, including, but not limited to, Company files, electronic mail, electronic data, notes, drawings, records, business plans and forecasts, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Employee represents and warrants that he has returned all property belonging to the Company prior to the Separation Date.
     7. Employee acknowledges and affirms that he has previously executed a “Confidential Information and Inventions Agreement” dated June 13, 2003, (hereinafter Non-Disclosure Agreement) and that said Non-Disclosure Agreement is not affected by either the Employment Agreement or this Agreement, and that his obligations not to use or disclose the Company’s confidential information are ongoing.
     8. Communications:
a)	The Company and Employee shall draft and agree upon the content of any announcement regarding Employee’s separation, including an “exit statement” outlining the reason for Employee leaving the company

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b)	Employee agrees not to disparage the Company, or its officers, directors, employees, shareholders, affiliates and agents, in any manner likely to be harmful to them and their business reputation or personal reputation; provided that Employee shall respond accurately and fully to any question, inquiry or request for information when required by law or legal process. At the same time, the Company along with its officers and directors, agrees not to disparage Employee in any manner likely to be harmful to him and his business and personal reputation and to maintain the reason for Employee’s separation from the Company confidential in all private and public statements, except to the extent such statements are compelled by judicial or other compulsory process. Employer further agrees to provide references with regards to any third party inquiries regarding Employee incidental to Employee’s search for re-employment. Such inquiries shall be referred by Employee to Dave Marver and/or Barbara Thompson, who shall handle such communications on behalf of the Company. The content of the reference will be as set forth in Appendix A, and will specifically exclude any information that is likely to be harmful to Employee and his business and personal reputation as well as Employee’s ability to secure new employment.
     9. The provisions of this Agreement will be held in strictest confidence by Employee and the Company and will not be publicized or disclosed in any manner whatsoever, provided, however, that: (a) Employee may disclose this Agreement to immediate family, attorney, accountant and financial advisor, and as necessary in seeking consulting work or employment; (b) the Company will disclose this Agreement as may be necessary in the conduct of its business, including but not limited to, required filings with the Securities and Exchange Commission, and other public announcements required as a publicly-traded company; and (c) the parties may disclose this Agreement as may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, Employee will not disclose the provisions of this Agreement to any current or former employee of the Company, except as required by law.
     10. Employee warrants that no promise or inducement has been offered for this Agreement other than as set forth herein and that this Agreement is executed without reliance upon any other promises or representations, oral or written. Any modification of this Agreement must be made in writing and be signed by Employee and the Company. This Agreement supersedes all prior understandings between the Parties and represents the entire Agreement between the Parties with respect to all matters involving Employee’s employment with or termination from the Company, except as stated herein.
     11. If any provision of this Agreement or compliance by Employee or the Company with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on both Employee and the Company. This Agreement is governed by the laws of the State of Washington.
     12. The King County Superior Court of Washington or the United States District Court for the Western District of Washington, Seattle, Washington, shall have exclusive jurisdiction of any lawsuit arising from or relating to Employee’s employment with, or termination from, the Company, or arising from or relating to this Agreement. Employee consents to such venue and personal jurisdiction. The prevailing party in any such lawsuit will be entitled to an award of attorneys’ fees and reasonable litigation costs. Employee agrees that he will indemnify and hold the Company harmless from any breach of this Agreement by Employee. Employee further agrees that if he challenges this Agreement or files any claims against the Company arising from or relating to his employment with, or termination from, the Company, excluding any claim challenging the validity of his waiver of rights under the Age Discrimination in Employment Act, and excluding any claim for breach of this agreement, he will return all monies and benefits received by him from the Company pursuant to this Agreement. In the event Employee challenges the validity of his waiver of rights under the Age Discrimination in

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Employment Act, he agrees that the Company may recover money and benefits paid under this Agreement if Employee’s challenge and subsequent Age Discrimination in Employment Act claim are successful and he obtains a monetary award.
     13. Employee specifically agrees and acknowledges: (A) that waiver of rights under this Agreement is knowing and voluntary as required under the Older Workers Benefit Protection Act; (B) that he understands the terms of this Agreement; (C) that he has been advised in writing by the Company to consult with an attorney prior to executing this Agreement; (D) that the Company has given him a period of up to forty-five (45) days within which to consider this Agreement; (E) that, following execution of this Agreement he has seven (7) days in which to revoke his agreement to this Agreement and that, if he choose not to so revoke, the Agreement shall then become effective and enforceable and the payment and extension of benefits listed above shall then be made to him in accordance with the terms of this Agreement; and (F) nothing in this Agreement shall be construed to prohibit him from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission. However, he has waived any right to monetary relief. To cancel this Agreement, he understands that he must give a written revocation to Dave Marver, CEO of Cardiac Science Corporation at Company headquarters in Bothell, Washington either by hand delivery or certified mail within the seven-day period. If Employee revokes the Agreement, all duties of the Company shall be immediately extinguished, the Agreement will not become effective or enforceable, and Employee will not be entitled to any of the benefits set forth above.
     14. Employee further specifically agrees that modifications to this Agreement, whether material or immaterial, do not restart the running of the forty-five (45) day period referenced in Paragraph 13.
     15. This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, employees, agents and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, employees, agents and assigns. Employee expressly warrants that he has not transferred to any person or entity any rights, causes of action, or claims released in this Agreement.
     16. This Agreement in no way alters the at-will nature of Employee’s employment with the Company through and including the Separation Date.
     17. EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT HE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE, AND THAT HE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING THE COMPANY AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

Barbara Thompson, VP Human Resources	Feroze Motafram
Cardiac Science Corporation	Employee’s Signature

Dated:	Dated:

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